UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of The Securities Exchange Act
                                     of 1934


         Date of Report (Date of earliest event reported): July 18, 2002



                                    MFB Corp.
               (Exact name of registrant as specified in its charter)




                                     INDIANA

                     (State or other jurisdiction of incorporation)





0-23374                                                            35-1907258
(Commission File Number)                      (IRS Employer Identification No.)


                  121 South Church Street
                  Post Office Box 528
                  Mishawaka, Indiana                            46544

                  (Address of principal executive offices)    (Zip Code)



        Registrant's telephone number, including area code: (574) 255-3146


Item 5.  Other Events.

        Pursuant to General Instruction F to Form 8-K, the press release issued July 18, 2002 concerning the Third Quarter Earnings and cash dividend announcement is incorporated herein by reference and is attached hereto as
Exhibit 1.




Item 7.  Financial Statements and Exhibits.



         (c)      Exhibits

                  Exhibit 1 -- Press Release dated July 18, 2002.




                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           ---------------------------------------
                           Thomas J. Flournoy, Chief Financial Officer



Dated:  July 18, 2002































July 18, 2002                      Point of Contact: Charles J.Viater
                                                        President/CEO


                     MFB Corp. ANNOUNCES QUARTERLY EARNINGS
                           AND DIVIDEND DECLARATION

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial , today reported a consolidated net loss on an unaudited basis of ($732,000) or ($0.55) diluted earnings per share for the three months ended June 30, 2002 compared to net income of $740,000 or $0.54 diluted earnings per share for the three months ended June 30, 2001. As a result, MFB Corp.'s consolidated net income for the nine months ended June 30, 2002 of $538,000, or $0.39 diluted earnings per share, decreased from the $1,414,000, or $1.02 diluted earnings per share, reported for the same period last year.

                   Charles Viater, President and CEO also announced today that the Board of Directors has declared a cash dividend of $ .105 per share of Common Stock for the quarter ended June 30, 2002. The dividend is payable on August 13, 2002 to holders of record on July 30, 2002. This dividend will be the 25th consecutive quarter of dividends paid to shareholders. Mr Viater commented, "We are committed to generating long term value to our shareholders and the payment of dividends is part of that commitment."

                    MFB Corp.'s net loss for the quarter was attributable to two previously reported significant events that resulted in charges against earnings during the quarter: an $830,000 charge taken on a $1.0 million WorldCom, Inc. corporate note investment and a $750,000 charge related to a commercial loan. The net of tax effect on earnings for the quarter for these two charges was approximately $1,000,000. Had these charges not been incurred, net income for the quarter would have been approximately $268,000, or $0.20 diluted earning per share. Mr. Viater commented that "the two significant charges to earnings were unfortunate and untimely. Although comprehensive analysis goes into every investment and lending decision, it is extremely difficult to detect deceptive practices, corporate mismanagement and dishonesty and fraud on the part of borrowers and management of companies in which the company invests. MFB Corp. continually works to strengthen its scrutiny and evaluation of loans and investments through the hiring and training of specialized expertise and the use of well respected advisors and consultants."

                    For the three months ended June 30, 2002, MFB Corp.'s net interest income of $3.0 million was up over the $2.9 million for the three months ended June 30, 2001. Due in part to the loan charge mentioned above, the provision for loan losses for the three months ended June 30, 2002 increased to $1.46 million over the $261,000 for the same period last year. Other noninterest income (not including Gain (loss) on securities) decreased from $751,000 for the third quarter last year to $578,000 for the same period this year due to a decrease in gains on sale of mortgage loans to $2.6 million for the same period this year primarily due to increases in salaries and employee benefits and information systems expense. The income tax provision decreased $960,000 from last year due to the loss for the quarter.

For the nine months ended June 30, 2002, MFB Corp.'s net interest income before provision for loan losses totaled $8.9 million compared to $9.1 million for the same period last year. Total interest income decreased $3.4 million and total interest expense decreased $3.2 million from last year. These declines were the result of the overall decline in interest rates. The provision for loan losses for the nine months ended June 30, 2002 was $2.1 million compared to $2.4 for the same period last year. Noninterest income increased 13.4% from $1.9 million for the nine months ended June 30, 2001 to $2.2 million for the same period this year. Significant growth occurred in deposit fees and gains on sales of mortgage loans. Noninterest expense increased 16.5% from $6.5 million for the nine months ended June 30, 2001 to $7.5 million for this year's comparable period primarily due to increases in salaries and employee benefits, occupancy and equipment, and information systems expense.

           MFB Corp.'s total assets were $419.4 million as of June 30, 2002 compared to $418.5 million at June 30, 2001. Total loans at June 30, 2002 of $317.6 million represented an increase of 1.9% over the $311.8 million at June 30, 2001. Investment securities increased from $63.5 million at June 30, 2001 to $71.6 million at June 30, 2002.

           Total liabilities increased from $384.8 million at June 30, 2001 to $385.6 million at June 30, 2002. Total deposits increased 1.4% from $252.3 million last year to $255.7 million this year. Federal Home Loan Bank advances decreased slightly from $119.7 million last year to $119.2 million this year.

           Total shareholders' equity was $33.8 million as of June 30, 2002 and June 30, 2001. MFB Corp.'s equity to asset ratio was 8.05% at June 30, 2002 compared to 8.07% at this time last year. The book value of MFB Corp. stock increased from $25.21 at June 30, 2001 to $25.47 at June 30, 2002.

            MFB Corp.'s allowance for loan losses at June 30, 2002 was 1.29% of loans, up from the 1.09% at the end of the previous quarter. The ratio of nonperforming assets to loans was 1.42% at June 30, 2002 compared to 1.30% at March 31, 2002. Based on the evaluation of many factors including current economic conditions, changes in the character and size of the loan portfolio, current and past delinquency trends and historical and estimated net charge-offs, MFB Corp added $1.46 million to its provision for loan losses during the quarter ended June 30, 2002 as compared to $452,000 for the prior quarter ended March 31,2002.

.. MFB Corp.'s wholly owned bank subsidiary, MFB Financial, provides retail and small business financial services to the Michiana area through its seven banking centers in St. Joseph and Elkhart counties. MFB Financial comprises over 99% of the assets of MFB Corp.

          The foregoing discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in the financial condition of WorldCom, Inc., changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company's market area, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Corporation does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                                          MFB CORP. AND SUBSIDIARY
                                  Consolidated Balance Sheets (Unaudited)
                                       June 30, 2002 and June 30, 2001
                                 (in thousands, except share information)

                                                                                                  June 30,         June 30,
                                                                                                 2002                2001
                                                                                                 ----                ----
   ASSETS
Cash and due from financial institutions                                                      $    18,228         $    13,386
Interest-bearing deposits in other financial institutions - short term                              4,018              20,671
                                                                                               ----------         -----------
      Total cash and cash equivalents                                                              22,246              34,057
                                                                                                   ------              ------

Securities available for sale                                                                      61,563              51,814
      Less: reserve for valuation of securities                                                      (846)
                                                                                                    -----           ---------
         Securities available for sale, net                                                        60,717              51,814

Interest-bearing time deposits in other financial institutions                                      1,000               2,516
Federal Home Loan Bank (FHLB) stock, at cost                                                        6,308               6,308
Investment in limited partnership                                                                   2,748               2,885

Loans held for sale                                                                                 1,367               3,097
Loans receivable                                                                                  317,602             311,767
     Less: allowance for loan losses                                                               (4,089)             (3,905)
                                                                                                  -------             -------
       Loans receivable, net                                                                      313,513             307,862
                                                                                                  -------             -------

Accrued interest receivable                                                                         1,847               1,830
Premises and equipment, net                                                                         4,834               5,219
Mortgage servicing rights, net of accumulated amortization
      of $465 at 6/30/2002 and $183 at 6/30/2001                                                    1,458                 921
Other assets                                                                                        3,342               2,038

Total Assets                                                                                     $419,380            $418,547

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
      Deposits
            Noninterest-bearing demand deposits                                               $    17,406         $    13,230
             Savings, NOW and MMDA deposits                                                        84,248              74,980
             Other time deposits                                                                  154,009             164,042
                                                                                                  -------             -------
                   Total deposits                                                                 255,663             252,252
                                                                                                  -------             -------

      Securities sold under agreements to repurchase                                                8,781               7,860
      Federal Home Loan Bank advances                                                             119,215             119,685
      Advances from borrowers for taxes and insurance                                                 805                 866
       Accrued expenses and other liabilities                                                       1,143               4,117
                                                                                                ---------           ---------
          Total Liabilities                                                                       385,607             384,780

Shareholders' Equity
      Common Stock, 5,000,000 shares authorized;
       shares issued: 1,689,417 - 6/30/02 and 6/30/01
       shares outstanding: 1,325,839 - 6/30/02, 1,339,289 - 6/30/01                                12,940              13,037
       Retained earnings - substantially restricted                                                29,212              28,727
      Accumulated other comprehensive income (loss), net of tax                                      (369)               (275)
      Treasury Stock, 363,578 common shares - 6/30/02
        350,128 common shares - 6/30/01                                                            (8,010)             (7,722)
                                                                                                -----------            -------
     Total shareholders' equity                                                                     33,773             33,767
                                                                                                -----------          ---------

       Total Liabilities and Shareholders' Equity                                                $419,380            $418,547
                                                                                                 ========            ========







                                       MFB CORP. AND SUBSIDIARY
                             Consolidated Statements of Income (Unaudited)
                      Three Months and Nine Months Ended June 30, 2002 and 2001
                            (in thousands, except per share information)


                                                                        Three Months Ended                  Nine Months Ended
                                                                   June 30,               June 30,      June 30,         June 30,
                                                                     2002                   2001        2002               2001
                                                                     ----                   ----        ----               ----

      Total interest income                                            $6,365            $7,408          $19,424           $22,794

      Total interest expense                                            3,332             4,467           10,490            13,725
                                                                        -----             -----           ------            ------

      Net interest income                                               3,033             2,941            8,934             9,069

      Provision for loan losses                                         1,465               261            2,149             2,368
                                                                       ------              ----            -----             -----

      Net interest income after provision for loan losses               1,568             2,680            6,785             6,701

      Gain (loss) on securities                                          (831)              (52)            (831)              (52)
      Other noninterest income                                            578               751            2,198             1,938
                                                                          ---               ---            -----             -----
      Total noninterest income                                           (253)              699            1,367             1,886

      Total noninterest expense                                         2,602             2,234            7,526             6,462

      Income before income taxes                                       (1,287)            1,145              626             2,125

      Income tax expense                                                 (555)              405               88               711
                                                                        -----               ---               --               ---

      Net Income                                                     $  (732)             $ 740            $ 538           $ 1,414
                                                                     ========             =====            =====           =======



      Basic Earnings per common share                               $ (  .55)           $   .55           $  .40           $  1.05


      Diluted Earnings per common share                             $ (  .55)           $   .54           $  .39           $  1.02
